EX-99.77C VOTES

77C:  Submission of matters to a vote of security holders

The Special Meeting of Shareholders of the Kopp Funds (the “Funds”) was held January 12, 2007 pursuant to notice given to all shareholders of record of the Funds at the close of business on November 13, 2006.  At the Special Meeting, shareholders were asked to approve the following:

KOPP EMERGING GROWTH FUND
PROPOSAL 1.

To approve a proposed Agreement and Plan of Reorganization providing for (i) the transfer of the Fund’s assets to the American Century New Opportunities II Fund (“AC New Opportunities II Fund”), a series of American Century Mutual Funds, Inc., solely in exchange for newly issued shares of capital stock of AC New Opportunities II Fund, and (ii) the subsequent distribution by the Fund of such shares to its shareholders in liquidation of the Fund.

With respect to Proposal 1, the shares of the Fund were voted as follows:

Total shares on record date (11/13/06)	26,163,267
Total shares voted	14,213,264	(54.33%)
Total shares voted for	13,908,814	(53.16%)
Total shares voted against	220,962	(0.85%)
Total shares voted abstain	83,488	(0.32%)

PROPOSAL 2.

To approve a new subadvisory agreement between American Century Investment Management, Inc. and Kopp Investment Advisors, LLC to take effect upon shareholder approval of the subadvisory agreement and subject to shareholder approval of the Reorganization proposed above.

With respect to Proposal 2, the shares of the Fund were voted as follows:

Total shares on record date (11/13/06)	26,163,267
Total shares voted	14,213,264	(54.33%)
Total shares voted for	13,905,916	(53.15%)
Total shares voted against	213,926	(0.82%)
Total shares voted abstain	93,422	(0.36%)

KOPP TOTAL QUALITY MANAGEMENT FUND
PROPOSAL 1.

To approve a proposed Agreement and Plan of Reorganization providing for (i) the transfer of the Fund’s assets to the American Century Equity Growth Fund (“AC Equity Growth Fund”), a series of American Century Quantitative Equity Funds, Inc., solely in exchange for newly issued shares of capital stock of AC Equity Growth Fund, and (ii) the subsequent distribution by the Fund of such shares to its shareholders in liquidation of the Fund.

With respect to Proposal 1, the shares of the Fund were voted as follows:

Total shares on record date (11/13/06)	1,658,066
Total shares voted	1,032,940	(62.30%)
Total shares voted for	951,318	(57.38%)
Total shares voted against	32,787	(1.98%)
Total shares voted abstain	48,835	(2.94%)